EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Quarter Ended June 30, 2024

MIAMI, Aug. 07, 2024 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) announced today its financial results for the third quarter ended June 30, 2024.

HIGHLIGHTS Quarter ended June 30, 2024 (Unaudited) ($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$1,658.9
Net assets	$816.7
GAAP net asset value per share	$11.34
Quarterly increase in GAAP net asset value per share	(0.5)%
Adjusted net asset value per share (2)	$11.34
Quarterly increase in adjusted net asset value per share (2)	(0.5)%

Credit Facility	$218.9
2036 Asset-Backed Debt	$284.0
2031 Asset-Backed Debt	$209.9
2026 Notes	$183.6
Regulatory debt to equity	1.11x
Weighted average yield on debt investments at quarter-end	12.1%

Operating Results:
Net investment income	$21.2
Net investment income per share (GAAP)	$0.31
Core net investment income per share (3)	$0.31
Distributions declared per share	$0.31

Portfolio Activity:
Purchases of investments	$320.9
Sales and repayments of investments	$137.6

PSSL Portfolio data:
PSSL investment portfolio	$904.2
Purchases of investments	$84.5
Sales and repayments of investments	$47.0

_______________________

(1)	Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $297.0 million, at fair value.
(2)	This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the unrealized amounts on the Company's multi-currency senior secured revolving credit facility with Truist Bank and the other lenders (the "Credit Facility"). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3)	Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended June 30 2024, there were no one-time events resulting in $0.31 of Core NII.

CONFERENCE CALL AT 9:00 A.M. ET ON AUGUST 8, 2024

The Company will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday August 8, 2024 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 204-4368 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193 All callers should reference conference ID #5158165 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased to have another quarter of solid performance. We are actively investing in this strong vintage of new core middle market loans,” said Art Penn, Chairman and CEO. “We have been proactively growing PFLT's investment capacity in order to best position the company for meaningfully increased income.”

As of June 30, 2024, our portfolio totaled $1,658.9 million, and consisted of $1,449.2 million of first lien secured debt (including $237.7 million in PSSL), $1.2 million of second lien secured debt and subordinated debt and $208.6 million of preferred and common equity (including $59.3 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of June 30, 2024, we had three portfolio companies on non-accrual, representing 1.5% and 1.1% of our overall portfolio on a cost and fair value basis, respectively. As of June 30, 2024, the portfolio had net unrealized depreciation of $15.7 million. Our overall portfolio consisted of 151 companies with an average investment size of $11.0 million and had a weighted average yield on debt investments of 12.1%.

As of September 30, 2023, our portfolio totaled $1,067.2 million and consisted of $906.2 million of first lien secured debt (including $210.1 million in PSSL), $0.1 million of second lien secured debt and $160.9 million of preferred and common equity (including $50.9 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2023, we had three portfolio companies on non-accrual, representing 0.9% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2023, the portfolio had net unrealized depreciation of $25.7 million. Our overall portfolio consisted of 131 companies with an average investment size of $8.1 million, had a weighted average yield on debt investments of 12.6%.

For the three months ended June 30, 2024, we invested $320.9 million in nine new and 45 existing portfolio companies at a weighted average yield on debt investments of 11.5%. For the three months ended June 30, 2024, sales and repayments of investments totaled $137.6 million, including $69.1 million of sales to PSSL. For the nine months ended June 30, 2024, we invested $961.8 million in 33 new and 71 existing portfolio companies at a weighted average yield on debt investments of 11.7%. For the nine months ended June 30, 2024, sales and repayments of investments totaled $386.3 million, including $209.0 million of sales to PSSL.

PennantPark Senior Secured Loan Fund I LLC

As of June 30, 2024, PSSL’s portfolio totaled $904.2 million and consisted of 108 companies with an average investment size of $8.4 million and at a weighted average yield on debt investments of 11.9%. As of September 30, 2023, PSSL’s portfolio totaled $785.9 million, consisted of 105 companies with an average investment size of $7.5 million and at a weighted average yield on debt investments of 12.1%.

For the three months ended June 30, 2024, PSSL invested $84.5 million (including $69.1 million purchased from the Company) in five new and 11 existing portfolio companies at a weighted average yield on debt investments of 11.6%. Sales and repayments of investments for the three months ended June 30, 2024 totaled $47.0 million. For the nine months ended June 30, 2024, PSSL invested $240.4 million (including $209.0 million purchased from the Company) in 15 new and 20 existing portfolio companies at a weighted average yield on debt investments of 11.8%. Sales and repayments of investments for the nine months ended June 30, 2024 totaled $124.2 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and nine months ended June 30, 2024 and 2023.

Investment Income

For the three and nine months ended June 30, 2024, investment income was $48.5 million and $130.8 million, respectively, which was attributable to $42.7 million and $114.9 million from first lien secured debt and $5.8 million and $15.9 million from other investments, respectively. For the three and nine months ended June 30, 2023, investment income was $37.7 million and $103.6 million, respectively, which was attributable to $30.4 million and $88.6 million from first lien secured debt and $7.3 million and $15.0 million from other investments, respectively. The increase in investment income compared to the same period in the prior year was primarily due to the increase in the size of our debt portfolio.

Expenses

For the three and nine months ended June 30, 2024, expenses totaled $27.3 million and $71.1 million, respectively and were comprised of: $16.3 million and $39.9 million of debt related interest and expenses, $3.9 million and $10.3 million of base management fees, $5.3 million and $14.9 million of performance-based incentive fees, $1.5 million and $5.0 million of general and administrative expenses, $0.2 million and $0.9 million of taxes, and $0.1 million and $0.1 million of Credit Facility amendment costs. For the three and nine months ended June 30, 2023, expenses totaled $19.2 million and $54.6 million, respectively and were comprised of; $10.0 million and $29.6 million of debt related interest and expenses, $2.8 million and $8.6 million of base management fee, $4.6 million and $12.2 million of performance-based incentive fee, $1.6 million and $3.3 million of general and administrative expenses and $0.2 million and $0.8 million of taxes. The increase in expenses compared to the same period in the prior year was primarily due to the increase in  interest expense from increased borrowings and an increase in base management fees as a result of the increase in our investment portfolio.

Net Investment Income

For the three and nine months ended June 30, 2024, net investment income totaled $21.2 million or $0.31 per share, and $59.7 million or $0.95 per share, respectively. For the three and nine months ended June 30, 2023, net investment income totaled $18.5 million or $0.36 per share, and $49.0 million or $1.02 per share, respectively. The increase in net investment income was primarily due to an increase in investment income partially offset by an increase in expenses compared to the same period in the prior year.

Net Realized Gains or Losses

For the three and nine months ended June 30, 2024, net realized gains (losses) totaled $(0.4) million and $0.6 million, respectively. For the three and nine months ended June 30, 2023, net realized (losses) totaled $(6.1) million and $(13.8) million, respectively. The change in net realized gains (losses) compared to the same period in the prior year was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three and nine months ended June 30, 2024, we reported net change in unrealized appreciation (depreciation) on investments of $(4.0) million and $10.0 million, respectively. For the three and nine months ended June 30, 2023, we reported net change in unrealized appreciation (depreciation) on investments of $(1.1) million and $(22.0) million, respectively. As of June 30, 2024 and September 30, 2023, our net unrealized appreciation (depreciation) on investments totaled $(15.7) million and $(25.7) million, respectively. The net change in unrealized appreciation (depreciation) on our investments compared to the same period in the prior year was primarily due to the operating performance of the portfolio companies within our portfolio and changes in the capital market conditions of our investments.

For the three and nine months ended June 30, 2024, our Credit Facility had a net change in unrealized appreciation (depreciation) of less than $0.1 million and less than $(0.1) million, respectively. For the three and nine months ended June 30, 2023, our Credit Facility and the 2023 Notes had a net change in unrealized appreciation (depreciation) of $(5.8) million and $(4.8) million, respectively. As of June 30, 2024 and September 30, 2023, the net unrealized appreciation (depreciation) on the Credit Facility and the 2023 Notes totaled less than $0.1 million and zero, respectively. The net change in net unrealized appreciation or (depreciation) compared to the same period in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

For the three and nine months ended June 30, 2024, net increase (decrease) in net assets resulting from operations totaled $16.9 million or $0.25 per share, and $70.5 million or $1.12 per share, respectively. For the three and nine months ended June 30, 2023, net increase (decrease) in net assets resulting from operations totaled $5.6 million or $0.11 per share and $11.2 million or $0.23 per share, respectively. The net increase or (decrease)  from operations compared to the same period in the prior year was primarily due to operating performance of our portfolio and changes in capital market conditions of our investments along with change in size and cost yield of our debt portfolio and costs of financing.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments, and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

As of June 30, 2024 and September 30, 2023, we had $218.9 million and $9.4 million in outstanding borrowings under the Credit Facility, respectively, and the weighted average interest rate was 7.7% and 7.7%, respectively. As of June 30, 2024 and September 30, 2023, we had $392.1 million and $376.6 million of unused borrowing capacity under the Credit Facility, as applicable, respectively, subject to leverage and borrowing base restrictions.

As of June 30, 2024 and September 30, 2023, we had cash equivalents of $84.6 million and $100.6 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allow us to efficiently operate the business.

For the nine months ended June 30, 2024, our operating activities used cash of $509.6 million and our financing activities provided cash of $493.7 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to borrowings under our Credit Facility, proceeds from public offerings under our ATM program and proceeds from the 2036 Asset-Backed Debt partially offset by the repayment of the 2023 Notes.

For the nine months ended June 30, 2023, our operating activities provided cash of $62.4 million and our financing activities used cash of $54.2 million. Our operating activities provided cash primarily realized from our investment activities and our financing activities used cash primarily due to repayments under our Credit Facility and principal repayment of our 2023 Notes partially offset by proceeds from our equity offering.

DISTRIBUTIONS

During the three and nine months ended June 30, 2024, we declared distributions of $0.3075 and $0.9225 per share for total distributions of $21.0 million and $57.9 million, respectively. During the three and nine months ended June 30, 2023, we declared distributions of $0.3025 and $0.8775 per share for total distributions of $15.4 million and $42.4 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

On July 25, 2024, we completed the refinancing of the 2031 Asset-Backed Debt from a $301 million to $351 million debt securitization in the form of a collateralized loan obligation. We retained $85.0 million of the securitization in the form of Class D-R Notes and Subordinate Notes through a consolidated subsidiary.

For the period subsequent to June 30, 2024 through August 2, 2024, we invested $116.4 million in portfolio companies.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share data) (Unaudited)

	June 30, 2024 (Unaudited)	September 30, 2023
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost— $1,303,071 and $768,240, respectively)	$1,314,452	$772,178
Controlled, affiliated investments (amortized cost— $371,613 and $324,639, respectively)	344,492	294,996
Total investments (amortized cost— $1,674,684 and $1,092,878, respectively)	1,658,944	1,067,174
Cash and cash equivalents (cost— $84,589 and $100,555, respectively)	84,590	100,555
Interest receivable	12,510	10,423
Distributions receivable	635	565
Due from affiliate	65	—
Prepaid expenses and other assets	152	894
Total assets	1,756,896	1,179,611
Liabilities
Credit Facility payable, at fair value (cost— $218,855 and $9,400, respectively)	218,862	9,400
2036 Asset-Backed Debt, net (par—$287,000)	283,951	—
2031 Asset-Backed Debt, net (par—$210,699 and $228,000, respectively)	209,931	226,759
2026 Notes payable, net (par—$185,000)	183,637	183,054
Interest payable on debt	15,119	8,615
Distributions payable	7,380	6,020
Payable for investments purchased	9,201	4,905
Incentive fee payable	5,307	4,628
Base management fee payable	3,908	2,759
Deferred tax liability	1,564	1,794
Accounts payable and accrued expenses	1,310	1,287
Due to affiliates	—	566
2023 Notes payable, at fair value (par—$0 and $76,219, respectively)	—	76,219
Total liabilities	940,170	526,006

Net assets
Common stock, 71,998,138 and 58,734,702 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	72	59
Paid-in capital in excess of par value	915,684	765,187
Accumulated deficit	(99,030)	(111,641)
Total net assets	$816,726	$653,605
Total liabilities and net assets	$1,756,896	$1,179,611
Net asset value per share	$11.34	$11.13

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Investment income:
From non-controlled, non-affiliated investments:
Interest	$34,456	$21,988	$88,693	$65,440
Dividend	768	4,390	1,853	5,602
Other income	591	734	3,622	1,460
From controlled, affiliated investments:
Interest	8,841	8,151	25,595	22,701
Dividend	3,719	2,450	10,938	8,400
Other income	130	—	130	—
Total investment income	48,505	37,713	130,831	103,603
Expenses:
Interest and expenses on debt	16,293	9,985	39,923	29,595
Performance-based incentive fee	5,307	4,625	14,937	12,245
Base management fee	3,908	2,840	10,283	8,643
General and administrative expenses	1,050	1,134	3,293	2,545
Administrative services expenses	450	477	1,661	764
Expenses before provision for taxes and financing costs	27,008	19,061	70,097	53,792
Provision for taxes on net investment income	193	150	894	834
Credit Facility amendment costs	94	—	94	—
Total expenses	27,295	19,211	71,085	54,626
Net investment income	21,210	18,502	59,746	48,977
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	(353)	(6,065)	568	(13,520)
Non-controlled and controlled, affiliated investments	—	—	—	—
Provision for taxes on realized gain on investments	—	—	—	(300)
Net realized gain (loss) on investments	(353)	(6,065)	568	(13,820)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(1,064)	3,051	7,443	(12,204)
Controlled and non-controlled, affiliated investments	(2,889)	(4,143)	2,519	(9,825)
Provision for taxes on unrealized appreciation (depreciation) on investments	—	—	230	2,929
Debt (appreciation) depreciation	16	(5,752)	(7)	(4,842)
Net change in unrealized appreciation (depreciation) on investments and debt	(3,937)	(6,844)	10,185	(23,942)
Net realized and unrealized gain (loss) from investments and debt	(4,290)	(12,909)	10,753	(37,762)
Net increase (decrease) in net assets resulting from operations	$16,920	$5,593	$70,499	$11,215
Net increase (decrease) in net assets resulting from operations per common share	$0.25	$0.11	$1.12	$0.23
Net investment income per common share	$0.31	$0.36	$0.95	$1.02

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $7.7 billion of investable capital, including available leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, Los Angeles, and Amsterdam.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com